Contact:	Barclay A. Phillips

SVP, Chief Financial Officer and Treasurer

Novavax, Inc.

240-268-2000

Novavax Reports Fourth-Quarter and Year-End 2013 Financial Results and
Initiation of Phase 1/2 Clinical Trial of its H7N9 Avian Influenza VLP
Vaccine Candidate with Matrix-M™

Gaithersburg, MD (March 10, 2014) - Novavax, Inc. (Nasdaq: NVAX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of recombinant nanoparticle vaccines and adjuvants, today reported its financial results for the fourth quarter and year ended December 31, 2013 and announced the initiation of a Phase 1/2 clinical trial of its H7N9 avian influenza VLP vaccine candidate with its proprietary Matrix-M adjuvant. The trial is enrolling 610 healthy subjects to evaluate the safety and immunogenicity of this vaccine and adjuvant.

Novavax Business Highlights

2013 Achievements:

-	Reported data from two RSV F-protein nanoparticle vaccine trials, one in 330 women of childbearing age and the other in 220 elderly subjects, demonstrating strong immunogenicity of the RSV vaccine candidate;

-	Demonstrated in the RSV elderly subject trial that the vaccine could be administered concurrently with a seasonal influenza vaccine to elicit potentially protective levels of antibodies to both vaccine targets;

-	Initiated our H7N9 avian influenza VLP vaccine candidate program in April and published the industry’s first H7N9 vaccine human clinical trial data showing highly protective levels of antibodies following vaccination in the December 26th issue of the New England Journal of Medicine;

-	Acquired Novavax AB (previously Isconova AB) and its saponin-based adjuvant Matrix-M to support Novavax’ vaccine programs; and

-	Completed a successful $100 million secondary stock offering.

2014 Recent Events:

-	Extended the contract for Advanced Development of Recombinant Influenza Products and Pandemic Preparedness with HHS BARDA; and

-	Initiated a U.S.-based Phase 1/2 clinical trial of H7N9 avian influenza VLP vaccine candidate with Matrix-M, enrolling 610 healthy adult subjects between 18 and 64 years old, under the Company’s HHS BARDA contract.

2014 Anticipated Events:

-	Release of top-line data from the ongoing Phase 2 clinical trial of the RSV F protein nanoparticle vaccine candidate in women of childbearing age in the second quarter of 2014;

-	Release of top-line data from the recently initiated Phase 1/2 clinical trial of the H7N9 avian influenza VLP vaccine candidate with Matrix-M in the second half of 2014;

-	Initiate a Phase 2 clinical trial of our RSV F protein nanoparticle vaccine in pregnant women in the fourth quarter of 2014; and

-	Initiate a Phase 2 clinical trial of our quadrivalent VLP seasonal influenza vaccine in the fourth quarter of 2014.

“We made substantial progress in advancing our RSV and influenza vaccine development programs during 2013 and I believe 2014 holds the potential for even greater accomplishments across our entire pipeline,” said Stan Erck, president and CEO of Novavax, Inc. “Our rapid response to the emergence of an avian H7N9 influenza strain continues to demonstrate the power and flexibility of our vaccine and adjuvant technologies. This year we plan to report top-line results from our ongoing RSV and influenza studies, initiate our first RSV clinical trial in pregnant women and report top-line results from the first study of our H7N9 avian influenza vaccine candidate with our Matrix-M adjuvant. These will be important milestones for these programs for which I anticipate continued success in 2014.”

Financial Results for the Fourth Quarter and Year Ended December 31, 2013

In connection with its acquisition on July 31, 2013, Novavax AB’s operations have been included in the company’s consolidated results of operations and financial position as of the acquisition date. Novavax reported a net loss of $14.1 million, or $0.07 per share, for the fourth quarter of 2013, compared to a net loss of $8.0 million, or $0.06 per share, for the fourth quarter of 2012. For the full year 2013, the net loss was $52.0 million, or $0.31 per share, compared to a net loss of $28.5 million, or $0.22 per share, for 2012.

Novavax revenue in the fourth quarter of 2013 increased 92% to $8.7 million as compared to $4.6 million for the same period in 2012. The increase in revenue was primarily due to the HHS BARDA amendment relating to H7N9 manufacturing and other activities and the PATH amendment to support the company’s Phase 2 clinical trial in women of childbearing age.

Research and development expenses increased 69% to $16.3 million in the fourth quarter of 2013, compared to $9.6 million for the same period in 2012, primarily as a result of increased costs relating to the company’s RSV and pandemic (H7N9) influenza clinical trials and higher employee-related costs. General and administrative expenses increased 65% to $4.1 million in the fourth quarter of 2013 as compared to $2.5 million for the same period in 2012, resulting primarily from Novavax AB’s expenses and higher professional fees.

As of December 31, 2013, the company had $133.1 million in cash and cash equivalents and investments compared to $50.3 million as of December 31, 2012. Net cash used in operating activities for 2013 was $45.4 million compared to $18.2 million for 2012. The increase in cash usage from the prior year was primarily due to higher research and development spending, including the company’s RSV and pandemic (H7N9) influenza clinical trials, as well as increased employee-related costs.

Conference Call

Novavax management will host its quarterly conference call today at 4:30 p.m. EDT. The dial-in number for the conference call is 1 (877) 212-6076 (U.S. or Canada) or 1 (707) 287-9331 (international). A webcast of the conference call can also be accessed via a link on the home page of the Novavax website (novavax.com) or through the “Investor Info”/”Events” tab on the Novavax website.

A replay of the conference call will be available starting at 7:30 p.m. on March 10, 2014 until midnight May 1, 2014. To access the replay by telephone, dial 1 (855) 859-2056 (domestic) or 1 (404) 537-3406 (international) and use passcode 2459615. The replay will also be available as a webcast and can be found on the “Investor Info”/”Events” on the Novavax website.

About Novavax

Novavax, Inc. (Nasdaq: NVAX) is a clinical-stage biopharmaceutical company creating novel vaccines and vaccine adjuvants to address a broad range of infectious diseases worldwide. Using innovative proprietary recombinant protein nanoparticle vaccine technology, the company produces vaccine candidates to efficiently and effectively respond to both known and newly emergent diseases. Novavax is involved in several international partnerships, including collaborations with Cadila Pharmaceuticals of India, LG Life Sciences of Korea and PATH, and recently acquired Isconova AB, a leading vaccine adjuvant company located in Sweden. Together, Novavax’ network supports its global commercialization strategy to create real and lasting change in the biopharmaceutical and vaccinology fields. Additional information about Novavax is available on the company’s website, novavax.com.

Forward-Looking Statements

Statements herein relating to the future of Novavax and the ongoing development of its vaccine and adjuvant products are forward-looking statements. Novavax cautions that these forward looking statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include those identified under the heading “Risk Factors” in the Novavax Annual Report on Form 10-K for the year ended December 31, 2013, to be filed with the Securities and Exchange Commission (SEC). Investors are cautioned not to place considerable reliance on the forward-looking statements contained in this press release. You are encouraged to read company filings with the SEC, available at sec.gov, for a discussion of these and other risks and uncertainties. The forward-looking statements in this press release speak only as of the date of this document, and the company undertakes no obligation to update or revise any of the statements. The company’s business is subject to substantial risks and uncertainties, including those referenced above. Investors, potential investors, and others should give careful consideration to these risks and uncertainties.

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NOVAVAX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share information)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
	(unaudited)
Revenue	$8,748	$4,567	$20,915	$22,076

Costs and expenses:
Cost of government contracts revenue	2,602	1,953	8,222	14,692
Research and development	16,319	9,636	50,308	26,907
General and administrative	4,080	2,472	14,819	10,142
Total costs and expenses	23,001	14,061	73,349	51,741
Loss from operations	(14,253)	(9,494)	(52,434)	(29,665)
Interest income (expense), net	10	33	27	133
Other income	192	45	182	45
Realized gains on investments	―	879	―	879
Change in fair value of warrant liability	―	502	267	101
Loss from operations before income tax expense	(14,051)	(8,035)	(51,958)	(28,507)
Income tax expense	3	―	25	―
Net loss	$(14,054)	$(8,035)	$(51,983)	$(28,507)

Basic and diluted net loss per share	$(0.07)	$(0.06)	$(0.31)	$(0.22)
Basic and diluted weighted average
number of common shares outstanding	208,538	145,069	169,658	131,726

SELECTED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

	December 31, 2013	December 31, 2012

Cash and cash equivalents	$119,471	$17,399
Investments	13,597	32,945
Total current assets	145,001	50,408
Working capital	126,067	38,733
Total assets	235,937	102,345
Total notes payable and capital lease obligations	2,184	1,205
Total stockholders’ equity	203,234	80,240